Exhibit 99.1

Duratek Announces Changes to Its Board of Directors

    COLUMBIA, Md.--(BUSINESS WIRE)--Nov. 19, 2003--Duratek, Inc. (NASDAQ:DRTK) today announced the appointment of Michael J. Bayer to its Board of Directors. Mr. Bayer fills the position being vacated by Earle C. Williams, who is retiring from the Board after eight years of distinguished service.
    Mr. Bayer is a business consultant engaged in enterprise strategic planning. Mr. Bayer served for many years in the U.S. Government, with appointments as a Counsel in the House of Representatives, a Deputy Assistant Secretary at the U.S. Department of Energy, Associate Deputy Secretary of Commerce, Counselor to the United States Synthetic Fuels Corporation, Counselor to President Bush's Commission on Aviation Security and Terrorism, and as Federal Inspector for the Alaska Natural Gas Transportation System.
    Mr. Bayer serves on the boards of CACI and Cap Gemini Ernst and Young Government Solutions. His non-profit service includes serving on the Defense Business Board (Vice Chairman), the Maryland Public Broadcasting Foundation, the Sandia National Laboratory's National Security Advisory Panel, the Secretary of the Air Force Advisory Group (Chairman) and the Defense Science Board.
    Mr. Daniel A. D'Aniello, Chairman of the Board, said, "We are pleased to welcome Michael Bayer to the Board. We value his expertise and look forward to his contributions toward Duratek's growth. On behalf of the Board of Directors and management of Duratek I want to recognize Earle Williams for his many years of dedicated service to the Company. He has made an exceptional contribution to the Company as a Director and as Chairman of the Audit Committee. We wish him all the best as he enjoys full-time retirement."
    Duratek provides safe, secure radioactive materials disposition.

    Certain statements contained in this press release may constitute "forward-looking statements" within the meaning of Section 21E(i)(1) of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Duratek's actual results to be materially different from any future results expressed or implied by these statements. Such factors include the following: the Company's ability to manage its commercial waste processing operations, including obtaining commercial waste processing contracts and processing waste under such contracts in a timely and cost-effective manner; the timing and award of contracts by the U.S. Department of Energy for the cleanup of waste sites administered by it; the Company's ability to integrate acquired companies; the acceptance and implementation of the Company's waste treatment technologies in the government and commercial sectors; and other large technical support services projects. All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in the Company's SEC filings, including its quarterly reports on Form 10-Q and its annual report on Form 10-K.

    CONTACT: Duratek, Inc.
             Diane R. Brown or Robert F. Shawver, 410-312-5100 www.duratekinc.com